EXHIBIT 99.1

American Physicians Capital, Inc. Reports Second Quarter 2008 Results

EAST LANSING, Mich., July 31, 2008 (PRIME NEWSWIRE) -- American Physicians Capital, Inc. (APCapital) (Nasdaq:ACAP) today announced net income of $11.0 million or $1.11 per diluted common share for the second quarter of 2008. This compares to net income of $16.3 million, or $1.44 per diluted common share for the second quarter of 2007. At June 30, 2008, APCapital's book value per share was $27.26 based on 9,721,252 shares outstanding.

"We continue to be careful managers of our capital and investments," said President and Chief Executive Officer R. Kevin Clinton. "Our investment portfolio remains in strong financial condition and we continue to return value to our shareholders through share repurchases and cash dividends."

"Our book-of-business continued to produce solid financial results," stated Clinton. "Loss development trends continued to be favorable, resulting in $7.0 million of positive reserve development in the second quarter. Reported claims remain at historically low levels at 261 for the second quarter, down 3.0% from the second quarter of 2007, and severity remained relatively stable."

"Quarter-over-quarter net income was down due to the unusually large amount of positive prior year development reported in the second quarter of 2007," added Clinton. "However, positive reserve development trends continued in the first half of 2008 and we've produced a year-to-date annualized return on beginning equity of 17.0%."

Reaffirm Annual Guidance for 2008

"If the current trends in frequency, severity and pricing remain stable in our book of business through 2009, we continue to believe our Company will report operating earnings of at least $4.25 per diluted share in 2008, and even higher earnings per diluted share in 2009," said Clinton.

The guidance and related assumptions are subject to the risks and uncertainties outlined in the Company's Forward-Looking Statements section of this press release.

 Consolidated Income Statement
 (Dollars in thousands)

                                Three Months Ended   Six Months Ended
                                     June 30             June 30
                                ------------------  ------------------
                                  2008      2007      2008      2007
                                --------  --------  --------  --------

 Direct Premiums Written        $ 26,444  $ 27,847  $ 60,115  $ 64,149
                                ========  ========  ========  ========

 Net Premiums Written           $ 25,499  $ 26,967  $ 57,674  $ 61,861
                                ========  ========  ========  ========

 Net Premiums Earned            $ 31,420  $ 34,896  $ 63,067  $ 69,928
 Incurred Loss and Loss
  Adjustment Expenses:
  Current Accident Year Losses    24,670    25,814    49,288    52,441
  Prior Year Losses               (7,003)  (12,898)  (15,423)  (17,163)
                                --------  --------  --------  --------
   Total                          17,667    12,916    33,865    35,278

 Underwriting Expenses             6,623     7,566    13,639    14,927
                                --------  --------  --------  --------
  Underwriting Income              7,130    14,414    15,563    19,723
 Investment Income                 9,235    11,152    19,192    22,329
 Other Income(1)                     280       111      (313)      322
 Other Expenses                   (1,115)   (1,374)   (2,332)   (2,669)
                                --------  --------  --------  --------
  Pre-tax Income                  15,530    24,303    32,110    39,705
 Federal Income Taxes              4,487     7,970     9,693    12,867
                                --------  --------  --------  --------
  Net Income                    $ 11,043  $ 16,333  $ 22,417  $ 26,838
                                ========  ========  ========  ========
 Loss Ratio:
  Current Accident Year             78.5%     74.0%     78.2%     75.0%
  Prior Year Development           -22.3%    -37.0%    -24.5%    -24.5%
  Calendar Year                     56.2%     37.0%     53.7%     50.5%

 Underwriting Expense Ratio         21.1%     21.7%     21.6%     21.3%

 Combined Ratio                     77.3%     58.7%     75.3%     71.8%

 (1) Includes realized gains and losses

Direct premiums written were $26.4 million in the second quarter of 2008, down $1.4 million or 5.0% from the same period a year ago. Year-to-date, direct written premiums are down $4.0 million or 6.3%. The decline in direct premiums written was primarily the result of rate decreases in our Illinois and Ohio markets. We insured 9,154 physicians at June 30, 2008, down slightly from 9,217 at year end 2007.

Net premiums earned in the second quarter of 2008 were down $3.5 million or 10.0% from the second quarter of 2007 and were down $6.9 million or 9.8% year-to-date. The decline in net premiums earned was greater than the declines in direct premiums written due to the lag between premiums written and earned and a slight increase in the percentage of reinsurance premiums ceded.

The 2008 second quarter loss ratio was 56.2% with $7.0 million of positive development from prior accident years. For the six months ended June 30, 2008, the loss ratio was 53.7% with $15.4 million of positive prior year development. On an accident year basis, the loss ratio in the second quarter of 2008 was 78.5%, up from the 74.0% reported in the second quarter of 2007. This increase in accident year loss ratio reflects our recent premium rate decreases.

Claim frequency continued to be at historically low levels, but does appear to be leveling-off. The number of claims reported in the second quarter of 2008 was 261 down 3.0% from 269 reported in the second quarter of 2007. Our open claim count fell 5.9% from December 31, 2007 to 1,639 outstanding claims at June 30, 2008, and our average paid claims have remained relatively flat since 2002. Our average net case reserve increased to $150,000 at June 30, 2008 from $144,800 at December 31, 2007.

The underwriting expense ratio decreased slightly in the second quarter of 2008 to 21.1% from 21.7% in the second quarter of 2007, as a result of our expense control measures. Year-to-date the underwriting expense ratio is up due to the decline in net earned premiums. Other expenses in the second quarter of 2008 were down $259,000 and down $337,000 year-to-date due to lower interest on our long-term debt.

Investments

Investment income was $9.2 million in the second quarter of 2008, down from the $11.2 million for the same period in 2007. The overall investment yield decreased from 5.10% in the second quarter 2007 to 4.38% in the second quarter of 2008. Year-to-date our investment yield was 4.53% as compared to 5.11% through June 30, 2007. These decreases were primarily attributable to our increased position in tax-exempt securities, and the decline in short-term interest rates. Our year-to-date after tax yield was 3.36% through June 30, 2008 as compared to 3.60% a year ago.

Balance Sheet and Equity Information

APCapital's total assets were $1.041 billion at June 30, 2008, down $16.1 million from December 31, 2007. At June 30, 2008, the Company's total shareholders' equity was $265.0 million, up $1.4 million from December 31, 2007. Our net income of $22.4 million through the second quarter of 2008 has been offset by the Company utilizing $17.9 million of equity to repurchase its common shares and $2.0 million to pay shareholder dividends, as well as $1.4 million decline in our net unrealized gains on investments.

Capital Management

In the second quarter of 2008, APCapital repurchased 12,000 shares at an average cost of $45.17 per share. Year-to-date we have repurchased 416,000 shares at an average cost of $43.00 per share. The volume of share repurchases was down in the second quarter due to the strong market price of our stock. APCapital has the following outstanding share repurchase authorizations:

                            Type of              (In thousands)
   Date Approved           Repurchase          Amount       Amount
     By Board                 Plan           Authorized   Remaining(2)
 ----------------       ----------------     ----------   ------------
 October 27, 2006       Rule 10b5-1            $32,000       $11,775
 October 29,2007        Rule 10b5-1            $20,000       $20,000
 February 7, 2008       Discretionary(1)       $25,000       $21,761
                                             ----------   ------------
                                               $77,000       $53,536
                                             =========    ============

 (1) All shares will be repurchased under management's discretion in the open market or in privately negotiated transactions during the
 Company's normal trading windows.

 (2) As of June 30, 2008

The share repurchase program remains an integral part of APCapital's capital management program. APCapital seeks to maintain an optimal, but flexible, level of capital during this softer market cycle.

In the second quarter of 2008, the Board of Directors declared a second quarter cash dividend of $0.10 per common share, which was paid to shareholders on June 30, 2008. Today, APCapital's Board of Directors declared a third quarter cash dividend of $0.10 per common share payable on September 30, 2008 to shareholders of record on September 12, 2008.

We have notified our trust preferred debt trustee of our intention to pay down $5.0 million on our debt on August 23, 2008. Future prepayments on our debt will be considered and will be subject to available cash resources, capital needs and other relevant factors.

Conference Call

APCapital's website, http://www.apcapital.com, will host a live Webcast of its conference call in a listen-only format to discuss 2008 second quarter results on August 1, 2008 at 10:00 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to APCapital's website and selecting "For Investors," then "Webcasts." For individuals unable to access the Webcast, a telephone replay will be available by dialing 877-591-4952 or 719-325-4896. The replay will be available through 11:59 p.m. Eastern time on August 8, 2008.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest and New Mexico markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

The American Physicians Capital, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4506

Forward-Looking Statements

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we discuss future operating results or use words such as "will," "should," "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. These forward-looking statements represent our outlook only as of the date of this release. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive risks and uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the following:

 * increased competition could adversely affect our ability to sell our products at premium rates we deem adequate, which may result in a decrease in premium volume, a decrease in our profitability, or both;
 * our reserves for unpaid losses and loss adjustment expenses are based on estimates that may prove to be inadequate to cover our losses;
 * an interruption or change in current marketing and agency relationships could reduce the amount of premium we are able to write;
 * if we are unable to obtain or collect on ceded reinsurance, our results of operations and financial condition may be adversely affected;
 * our geographic concentration in certain Midwestern states and New
   Mexico ties our performance to the business, economic, regulatory and legislative conditions in those states;
 * a downgrade in the A.M. Best Company financial strength rating of our primary insurance subsidiary could reduce the amount of business we are able to write;
 * changes in interest rates could adversely impact our results of operation, cash flows and financial condition;
 * the unpredictability of court decisions could have a material adverse financial impact on our operations;
 * our business could be adversely affected by the loss of one or more of our key employees;
 * the insurance industry is subject to regulatory oversight that may impact the manner in which we operate our business, our ability to obtain future premium rate increases, the type and amount of our investments, the levels of capital and surplus deemed adequate to protect policyholder interests, or the ability of our insurance subsidiaries to pay dividends to the holding company;
 * our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and fund future cash dividends and share repurchases;
 * legislative or judicial changes in the tort system may have adverse or unintended consequences that could materially and adversely affect our results of operations and financial
   condition;
 * applicable law and certain provisions in our articles and bylaws may prevent and discourage unsolicited attempts to acquire our
   Company that may be in the best interest of our shareholders or that might result in a substantial profit to our shareholders;
 * any other factors listed or discussed in the reports filed by
   APCapital with the Securities and Exchange Commission under the
   Securities Exchange Act of 1934.

Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Definition of Non-GAAP Financial Measures

APCapital uses operating income, a non-GAAP financial measure, to evaluate APCapital's underwriting performance. Operating income differs from net income by excluding the after-tax effect of realized capital gains and (losses).

Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company's operations, APCapital's decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. As a result, APCapital believes that providing operating income (loss) information makes it easier for users of APCapital's financial information to evaluate the success of APCapital's underlying insurance operations.

In addition to APCapital's reported loss ratios, management also uses accident year loss ratios, a non-GAAP financial measure, to evaluate APCapital's current underwriting performance. The accident year loss ratio excludes the effect of prior years' loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, APCapital believes that the current estimates are reasonable.

 Summary Financial Information
 American Physicians Capital, Inc.

 Balance Sheet Data                              June 30,    Dec. 31,
                                                   2008        2007
                                                ----------  ----------
                                                (In thousands, except
                                                    per share data)
 Assets:
  Available-for-sale - bonds                    $  229,106  $  262,301
  Held-to-maturity - bonds                         493,917     497,662
  Other invested assets                             15,534      11,487
  Cash and cash equivalents                        112,070      87,498
                                                ----------  ----------
   Cash and investments                            850,627     858,948

  Premiums receivable                               30,883      35,542
  Reinsurance recoverable                          103,797     106,961
  Deferred federal income taxes                     21,840      22,439
  Other assets                                      34,171      33,572
                                                ----------  ----------
   Total assets                                 $1,041,318  $1,057,462
                                                ==========  ==========

 Liabilities and Shareholders' Equity:
  Unpaid losses and loss adjustment expenses    $  657,910  $  664,117
  Unearned premiums                                 54,775      60,080
  Long-term debt                                    30,928      30,928
  Other liabilities                                 32,703      38,780
                                                ----------  ----------
   Total liabilities                               776,316     793,905

  Common stock                                          --          --
  Additional paid-in-capital                            --          --
  Retained earnings                                260,323     257,502
  Accumulated other comprehensive income:
   Net unrealized gains on investments,
    net of deferred federal income taxes             4,679       6,055
                                                ----------  ----------
   Shareholders' equity                            265,002     263,557
                                                ----------  ----------

    Total liabilities and shareholders' equity  $1,041,318  $1,057,462
                                                ==========  ==========

 Shares outstanding                                  9,721      10,128

 Book value per share                           $    27.26  $    26.02

 Summary Financial Information
 American Physicians Capital, Inc.

 Income Statement
                                Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                ------------------  ------------------
                                  2008      2007      2008      2007
                                --------  --------  --------  --------
                                 (In thousands, except per share data)
 Direct premiums written        $ 26,444  $ 27,847  $ 60,115  $ 64,149
                                ========  ========  ========  ========

 Net premiums written           $ 25,499  $ 26,967  $ 57,674  $ 61,861
                                ========  ========  ========  ========

 Net premiums earned            $ 31,420  $ 34,896  $ 63,067  $ 69,928
 Investment income                 9,235    11,152    19,192    22,329
 Net realized gains (losses)          74       (64)     (708)      (66)
 Other income                        206       175       395       388
                                --------  --------  --------  --------
   Total revenues                 40,935    46,159    81,946    92,579

 Losses and loss adjustment
  expenses                        17,667    12,916    33,865    35,278
 Underwriting expenses             6,623     7,566    13,639    14,927
 Other expenses                    1,115     1,374     2,332     2,669
                                --------  --------  --------  --------
   Total expenses                 25,405    21,856    49,836    52,874
                                --------  --------  --------  --------

   Income before income taxes     15,530    24,303    32,110    39,705
 Federal income tax expense        4,487     7,970     9,693    12,867
                                --------  --------  --------  --------
 Net income                     $ 11,043  $ 16,333  $ 22,417  $ 26,838
                                ========  ========  ========  ========

 Adjustments to reconcile net
  income to operating income:
  Net income                    $ 11,043  $ 16,333  $ 22,417  $ 26,838
   Addback:
    Net realized (gains) losses,
     net of tax                      (48)       42       460        43
                                --------  --------  --------  --------
  Net operating income          $ 10,995  $ 16,375  $ 22,877  $ 26,881
                                ========  ========  ========  ========

 Ratios:

 Loss ratio(1)                      56.2%     37.0%     53.7%     50.5%
 Underwriting ratio(2)              21.1%     21.7%     21.6%     21.3%
 Combined ratio(3)                  77.3%     58.7%     75.3%     71.8%

 Earnings per share data:

 Net income
   Basic                        $   1.14  $   1.47  $   2.28  $   2.38
   Diluted                      $   1.11  $   1.44  $   2.24  $   2.33

 Net operating income
   Basic                        $   1.13  $   1.47  $   2.33  $   2.38
   Diluted                      $   1.11  $   1.44  $   2.28  $   2.34

 Basic weighted average shares
  outstanding                      9,728    11,135     9,822    11,285
 Diluted weighted average
  shares outstanding               9,928    11,353    10,019    11,501

 (1) The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.

 (2) The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.

 (3) The combined ratio is the sum of the loss and underwriting ratios.

 Summary Financial Information
 American Physicians Capital, Inc.

 Selected Cash Flow Information
                                                    For the Six Months
                                                      Ended June 30,
                                                    ------------------
                                                      2008      2007
                                                    --------  --------
                                                      (In thousands)

 Net cash from operating activities                 $ 18,202  $ 26,973
                                                    ========  ========

 Net cash from investing activities                 $ 28,806  $(38,536)
                                                    ========  ========

 Net cash for financing activities                  $(22,436) $(18,389)
                                                    ========  ========

 Net increase in cash and cash equivalents          $ 24,572  $(29,952)
                                                    ========  ========

 American Physicians Capital, Inc.
 Supplemental Statistics
 Medical Professional Liability

                          Reported          Net Premium
 Three Months Ended      Claim Count           Earned
 ------------------    ---------------    ----------------
                                           (In thousands)
 June 30, 2008                    261      $        31,420
 March 31, 2008                   232               31,657
 December 31, 2007                245               33,471
 September 30, 2007               191               35,517
 June 30, 2007                    269               34,896
 March 31, 2007                   247               35,034
 December 31, 2006                267               37,051
 September 30, 2006               297               37,774
 June 30, 2006                    296               37,517
 March 31, 2006                   308               37,448

                                                        Average Net
                                      Average Net       Paid Claim
                           Open       Case Reserve    (Trailing Four
 Three Months Ended    Claim Count   Per Open Claim   Quarter Average)
 ------------------    -----------   --------------   ----------------
 June 30, 2008              1,639    $     150,000    $        65,700
 March 31, 2008             1,672          148,600             63,100
 December 31, 2007          1,741          144,800             67,500
 September 30, 2007         1,913          144,200             70,400
 June 30, 2007              2,124          136,200             69,600
 March 31, 2007             2,200          138,800             56,600
 December 31, 2006          2,256          137,900             59,100
 September 30, 2006         2,347          138,800             57,600
 June 30, 2006              2,558          136,300             63,000
 March 31, 2006             2,976          120,400             78,800
 December 31, 2005          2,991          122,400             75,900
 September 30, 2005         3,109          119,100             67,900
 June 30, 2005              3,211          116,300             68,200
 March 31, 2005             3,344          114,900             65,200

                                    Retention Ratio
                  -----------------------------------------------------
                  Six Months Ended     Year Ended      Six Months Ended
                   June 30, 2008    December 31, 2007   June 30, 2007
                  ----------------  -----------------  ----------------
 Michigan               86%                85%               87%
 Illinois               88%                82%               81%
 Ohio                   90%                88%               87%
 New Mexico             88%                88%               88%
 Kentucky               91%                86%               86%
  Total (all states)    88%                85%               86%

CONTACT:  American Physicians Capital, Inc.
          Investor Relations
          Ann Storberg
          (517) 324-6629